Exhibit 99.1

Focus Financial Partners Reports Third Quarter Results

M&A Momentum Drives Sustained High Growth and Strong Financial Performance

New York, New York – November 4, 2021 – Focus Financial Partners Inc. (Nasdaq: FOCS) (“Focus Inc.”, “Focus”, the “Company”, “we”, “us” or “our”), a leading partnership of independent, fiduciary wealth management firms, today reported results for its third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Total revenues of $454.5 million, 37.1% growth year over year
•	Organic revenue growth(1) rate of 28.8% year over year
•	GAAP net income of $1.8 million
•	GAAP basic and diluted net income per share attributable to common shareholders of $0.01
•	Adjusted Net Income Excluding Tax Adjustments(2) of $68.5 million and Tax Adjustments of $11.8 million
•	Adjusted Net Income Excluding Tax Adjustments Per Share(2) of $0.84 and Tax Adjustments Per Share(2) of $0.14
•	Net Leverage Ratio(3) of 3.54x
•	Net cash provided by operating activities for the trailing 4-quarters ended September 30, 2021 of $310.7 million, 52.8% higher than the prior year period
•	LTM Cash Flow Available for Capital Allocation(2) for the trailing 4-quarters ended September 30, 2021 of $299.7 million, 54.4% higher than the prior year period
•	Closed new 7-year term loan tranche on July 1, 2021, raising $800 million of debt capital to finance robust M&A pipeline
•	Closed 2 partner firm acquisitions and 7 mergers during the quarter, bringing YTD total closed transactions to 16
•	M&A transactions in key international markets (UK, Canada and Australia), driving increased diversification of revenue base

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(3)	Please see footnote 7 under “How We Evaluate Our Business” later in this press release.

“Our third quarter results were strong and we are having an exceptional year across every dimension of our business,” said Rudy Adolf, Founder, CEO and Chairman. “Our value proposition continues to resonate strongly with entrepreneurial firms and we have a substantial number of transactions in our pipeline. I have never been more excited about the caliber of firms we are attracting. Not only are they industry leaders in their own right, but they further complement and diversify our partnership through their deep expertise in wealth structuring and client service. Embracing the entrepreneurship that made these firms industry leaders is central to everything we do, and we provide them with breadth and depth of resources unavailable elsewhere in the market.”

“Our third quarter results reflect the strong performance of our business and we have continued to build momentum into the fourth quarter,” said Jim Shanahan, Chief Financial Officer. “Our financial performance exceeded our expectations on all measures, positioning us for another record year. We have a long track record of acquiring excellent firms that are value accretive, capitalizing on a growing market that is also consolidating quickly. Our pipeline is a testament to the attractiveness of our business model in a market where sellers have many choices. We manage our business and growth in a disciplined way and have a substantial market opportunity ahead of us, in both the United States and internationally.”

Third Quarter 2021 Financial Highlights

Total revenues were $454.5 million, 37.1%, or $123.1 million higher than the 2020 third quarter. The primary driver of this increase was revenue growth from our existing partner firms of approximately $95.4 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms. The balance of the increase of $27.7 million was attributable to revenues from new partner firms acquired during the last twelve months. Our year-over-year organic revenue growth rate(1) was 28.8%, above our expected 24% to 27% range for the quarter.

An estimated 78.3%, or $355.7 million, of total revenues in the quarter were correlated to the financial markets. Of this amount, 67.2%, or $238.9 million, were generated from advance billings generally based on market levels in the 2021 second quarter. The remaining 21.7%, or $98.8 million, were not correlated to the markets. These revenues typically consist of family office type services, tax advice and fixed fees for investment advice, primarily for high and ultra-high net worth clients.

GAAP net income was $1.8 million compared to $3.9 million in the prior year quarter. GAAP basic and diluted net income per share attributable to common shareholders were both $0.01, as compared to $0.03 for both basic and diluted net income per share in the prior year quarter.

Adjusted EBITDA(2) was $113.5 million, 45.0%, or $35.2 million, higher than the prior year period, and our Adjusted EBITDA margin(3) was 25.0%, in line with our outlook of approximately 25% for the quarter.

Adjusted Net Income Excluding Tax Adjustments(2) was $68.5 million, and Tax Adjustments were $11.8 million. Adjusted Net Income Excluding Tax Adjustments Per Share(2) was $0.84, up 33.3% compared to the prior year period, and Tax Adjustments Per Share(2) were $0.14, up 16.7% compared to the prior year period.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(3)	Calculated as Adjusted EBITDA divided by Revenues.

2021 Year-to-Date Financial Highlights

Total revenues were $1.27 billion, 29.8%, or $292.4 million higher than the first nine months of 2020. The primary driver of this increase was revenue growth from our existing partner firms of approximately $229.5 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms. The balance of the increase of $62.9 million was attributable to revenues from new partner firms acquired during the last twelve months. Our year-over-year organic revenue growth rate(1) was 23.1%.

GAAP net income was $9.5 million compared to $41.3 million in the prior year period. GAAP basic and diluted net income per share attributable to common shareholders were both $0.05, as compared to $0.51 for both basic and diluted net income per share in the prior year period.

Adjusted EBITDA(2) was $322.3 million, 39.5%, or $91.2 million, higher than the prior year period, and our Adjusted EBITDA margin(3) was 25.3%.

Adjusted Net Income Excluding Tax Adjustments(2) was $199.8 million and Tax Adjustments were $33.4 million. Adjusted Net Income Excluding Tax Adjustments Per Share(2) was $2.44, up 34.1% compared to the prior year period, and Tax Adjustments Per Share(2) were $0.41, up 13.9% compared to the prior year period.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(3)	Calculated as Adjusted EBITDA divided by Revenues.

Balance Sheet and Liquidity

As of September 30, 2021, cash and cash equivalents were $642.2 million and debt outstanding under the Company’s credit facilities was approximately $2.3 billion, all of which were borrowings under our First Lien Term Loan. These amounts include $648 million of the $800 million from the new tranche to our First Lien Term Loan that closed on July 1, 2021. As of September 30, 2021, $150 million remains undrawn on a delayed draw basis. The drawn proceeds have been and will be used to fund M&A transactions over the next few quarters. There were no outstanding borrowings under our First Lien Revolver. Our Net Leverage Ratio(1) as of September 30, 2021 was 3.54x. We remain committed to maintaining our Net Leverage Ratio(1) between 3.5x to 4.5x and believe this is the appropriate range for our business given our highly acquisitive nature.

As of September 30, 2021, $850 million, or approximately 37.6%, of our First Lien Term Loan had been swapped from a floating rate to a weighted average fixed rate of 2.62%. The residual amount of approximately $1.4 billion under the First Lien Term Loan remains at floating rates.

Our net cash provided by operating activities for the trailing four quarters ended September 30, 2021 increased 52.8% to $310.7 million from $203.3 million for the comparable period ended September 30, 2020. Our Cash Flow Available for Capital Allocation(2) for the trailing four quarters ended September 30, 2021 increased 54.4% to $299.7 million from $194.1 million for the comparable period ended September 30, 2020. These increases reflect the earnings growth of our partner firms, the addition of new partner firms and the increase in our Adjusted EBITDA margin. In the 2021 third quarter, we paid $33.7 million in cash earn-out obligations and $5.8 million of required amortization under our First Lien Term Loan.

(1)	Please see footnote 7 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measure. See ‘‘Reconciliation of Non-GAAP Financial Measures—Cash Flow Available for Capital Allocation” later in this press release.

Teleconference, Webcast and Presentation Information

Founder, CEO and Chairman, Rudy Adolf, and Chief Financial Officer, Jim Shanahan, will host a conference call today, November 4, 2021 at 8:30 a.m. Eastern Time to discuss the Company’s 2021 third quarter results and outlook. The call can be accessed by dialing +1-877-407-0989 (inside the U.S.) or +1-201-389-0921 (outside the U.S.).

A live, listen-only webcast, together with a slide presentation titled “Third Quarter 2021 Earnings Release Supplement” dated November 4, 2021 will be available under “Events” in the “Investor Relations” section of the Company’s website, www.focusfinancialpartners.com. A webcast replay of the call will be available shortly after the event at the same address. Registration for the call will begin 20 minutes prior to the start of the call, using the following link.

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives.

Cautionary Note Concerning Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, including the impact and duration of the outbreak of Covid-19, which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s annual report on Form 10-K for the year ended December 31, 2020 filed and our other filings with the Securities and Exchange Commission.

Investor and Media Contacts

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications

Tel: (646) 813-2909

tmadon@focuspartners.com

Charlie Arestia

Vice President

Investor Relations & Corporate Communications

Tel: (646) 560-3999

carestia@focuspartners.com

How We Evaluate Our Business

We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the three and nine months ended September 30, 2020 and 2021 include the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021

	(dollars in thousands, except per share data)
Revenue Metrics:
Revenues	$331,483	$454,535	$981,646	$1,274,065
Revenue growth (1) from prior period	4.7%	37.1%	11.8%	29.8%
Organic revenue growth (2) from prior period	2.4%	28.8%	7.2%	23.1%

Management Fees Metrics (operating expense):
Management fees	$86,414	$127,166	$247,094	$345,443
Management fees growth (3) from prior period	6.5%	47.2%	13.7%	39.8%
Organic management fees growth (4) from prior period	3.1%	38.7%	7.4%	32.5%

Net Income Metrics:
Net income	$3,944	$1,849	$41,291	$9,505
Net income growth from prior period	*	(53.1)%	*	(77.0)%
Income per share of Class A common stock:
Basic	$0.03	$0.01	$0.51	$0.05
Diluted	$0.03	$0.01	$0.51	$0.05
Income per share of Class A common stock
growth from prior period:
Basic	—%	(66.7)%	*	(90.2)%
Diluted	—%	(66.7)%	*	(90.2)%

Adjusted EBITDA Metrics:
Adjusted EBITDA (5)	$78,287	$113,512	$231,063	$322,296
Adjusted EBITDA growth (5) from prior period	12.9%	45.0%	23.7%	39.5%

Adjusted Net Income Excluding Tax Adjustments Metrics:
Adjusted Net Income Excluding Tax Adjustments (5)	$47,938	$68,521	$138,571	$199,770
Adjusted Net Income Excluding Tax Adjustments growth (5) from prior period	28.7%	42.9%	39.3%	44.2%

Tax Adjustments
Tax Adjustments (5)(6)	$9,288	$11,835	$27,398	$33,365
Tax Adjustments growth from prior period (5)(6)	10.5%	27.4%	18.6%	21.8%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021
	(dollars in thousands, except per share data)
Adjusted Net Income Excluding Tax Adjustments Per Share and Tax Adjustments Per Share Metrics:
Adjusted Net Income Excluding Tax Adjustments Per Share (5)	$0.63	$0.84	$1.82	$2.44
Tax Adjustments Per Share (5)(6)	$0.12	$0.14	$0.36	$0.41
Adjusted Net Income Excluding Tax Adjustments Per Share growth (5) from prior period	23.5%	33.3%	33.8%	34.1%
Tax Adjustments Per Share growth from prior period (5)(6)	9.1%	16.7%	16.1%	13.9%

Adjusted Shares Outstanding
Adjusted Shares Outstanding (5)	76,331,572	81,829,784	76,230,495	81,708,469

Other Metrics:
Net Leverage Ratio (7) at period end	3.67x	3.54x	3.67x	3.54x
Acquired Base Earnings (8)	$—	$10,950	$4,235	$21,913
Number of partner firms at period end (9)	65	76	65	76

*      Not meaningful

(1)	Represents period-over-period growth in our GAAP revenue.

(2)	Organic revenue growth represents the period-over-period growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms, including Connectus, and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)	The terms of our management agreements entitle the management companies to management fees typically consisting of all Earnings Before Partner Compensation (“EBPC”) in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the period-over-period growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)	Organic management fees growth represents the period-over-period growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe that these growth statistics are useful in that they present full-period growth of management fees on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)	For additional information regarding Adjusted EBITDA, Adjusted Net Income Excluding Tax Adjustments, Adjusted Net Income Excluding Tax Adjustments Per Share, Tax Adjustments, Tax Adjustments Per Share and Adjusted Shares Outstanding, including a reconciliation of Adjusted EBITDA, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share to the most directly comparable GAAP financial measure, please read “—Adjusted EBITDA” and “—Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share.”

(6)	Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis. As of September 30, 2021, estimated Tax Adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% income tax rate for the next 12 months is $48.3 million.

(7)	Net Leverage Ratio represents the First Lien Leverage Ratio (as defined in the Credit Facility), and means the ratio of amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured by a lien on the assets of Focus LLC (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA (as defined in the Credit Facility).

(8)	The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our collective preferred position in Base Earnings or comparable measures. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post acquisition earnings of the partner firm.

(9)	Represents the number of partner firms on the last day of the period presented.

Unaudited Condensed Consolidated Financial Statements

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of operations

(in thousands, except share and per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2020	2021	2020	2021
REVENUES:
Wealth management fees	$311,805	$433,967	$925,527	$1,213,782
Other	19,678	20,568	56,119	60,283
Total revenues	331,483	454,535	981,646	1,274,065
OPERATING EXPENSES:
Compensation and related expenses	114,702	144,249	346,460	424,337
Management fees	86,414	127,166	247,094	345,443
Selling, general and administrative	57,437	75,637	172,784	208,481
Intangible amortization	37,024	46,055	108,759	133,041
Non-cash changes in fair value of estimated contingent consideration	14,280	36,243	(621)	96,241
Depreciation and other amortization	3,120	3,622	9,131	10,835
Total operating expenses	312,977	432,972	883,607	1,218,378
INCOME FROM OPERATIONS	18,506	21,563	98,039	55,687
OTHER INCOME (EXPENSE):
Interest income	61	206	412	310
Interest expense	(8,903)	(16,543)	(32,546)	(37,893)
Amortization of debt financing costs	(709)	(1,102)	(2,200)	(2,856)
Loss on extinguishment of borrowings	—	—	(6,094)	—
Other income (expense)—net	(657)	312	25	(219)
Income from equity method investments	51	91	167	514
Total other expense—net	(10,157)	(17,036)	(40,236)	(40,144)
INCOME BEFORE INCOME TAX	8,349	4,527	57,803	15,543
INCOME TAX EXPENSE	4,405	2,678	16,512	6,038
NET INCOME	3,944	1,849	41,291	9,505
Non-controlling interest	(2,302)	(1,200)	(16,844)	(6,623)
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,642	$649	$24,447	$2,882
Income per share of Class A common stock:
Basic	$0.03	$0.01	$0.51	$0.05
Diluted	$0.03	$0.01	$0.51	$0.05
Weighted average shares of Class A common stock outstanding:
Basic	48,683,580	59,940,166	47,991,831	55,978,639
Diluted	48,810,328	60,438,510	48,040,014	56,447,070

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated balance sheets

(in thousands, except share and per share amounts)

	December 31,	September 30,
	2020	2021
ASSETS
Cash and cash equivalents	$65,858	$642,207
Accounts receivable less allowances of $2,178 at 2020 and $2,644 at 2021	169,220	189,201
Prepaid expenses and other assets	65,581	130,883
Fixed assets—net	49,209	45,625
Operating lease assets	229,748	226,036
Debt financing costs—net	6,950	4,928
Deferred tax assets—net	107,289	237,042
Goodwill	1,255,559	1,429,196
Other intangible assets—net	1,113,467	1,183,248
TOTAL ASSETS	$3,062,881	$4,088,366
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$9,634	$11,714
Accrued expenses	53,862	89,410
Due to affiliates	66,428	89,139
Deferred revenue	9,190	12,372
Other liabilities	222,911	292,306
Operating lease liabilities	253,295	253,191
Borrowings under credit facilities (stated value of $1,507,622 and $2,263,477 at December 31, 2020 and September 30, 2021, respectively)	1,507,119	2,250,321
Tax receivable agreements obligations	81,563	188,612
TOTAL LIABILITIES	2,204,002	3,187,065
EQUITY
Class A common stock, par value $0.01, 500,000,000 shares authorized; 51,158,712 and 60,315,341 shares issued and outstanding at December 31, 2020 and September 30, 2021, respectively	512	603
Class B common stock, par value $0.01, 500,000,000 shares authorized; 20,661,595 and 12,338,777 shares issued and outstanding at December 31, 2020 and September 30, 2021, respectively	207	123
Additional paid-in capital	526,664	659,541
Retained earnings	14,583	17,465
Accumulated other comprehensive loss	(2,167)	(2,677)
Total shareholders' equity	539,799	675,055
Non-controlling interest	319,080	226,246
Total equity	858,879	901,301
TOTAL LIABILITIES AND EQUITY	$3,062,881	$4,088,366

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of cash flows

(in thousands)

	For the nine months ended
	September 30,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,291	$9,505
Adjustments to reconcile net income to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	108,759	133,041
Depreciation and other amortization	9,131	10,835
Amortization of debt financing costs	2,200	2,856
Non-cash equity compensation expense	15,588	24,569
Non-cash changes in fair value of estimated contingent consideration	(621)	96,241
Income from equity method investments	(167)	(514)
Distributions received from equity method investments	145	773
Deferred taxes and other non-cash items	4,148	(570)
Loss on extinguishment of borrowings	6,094	—
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(25,716)	(22,247)
Prepaid expenses and other assets	(4,168)	(17,731)
Accounts payable	110	1,974
Accrued expenses	20,294	35,382
Due to affiliates	(11,749)	22,715
Other liabilities	(28,761)	(61,181)
Deferred revenue	1,889	2,200
Net cash provided by operating activities	138,467	237,848
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(69,467)	(286,803)
Purchase of fixed assets	(12,691)	(6,560)
Investment and other, net	—	(17,232)
Net cash used in investing activities	(82,158)	(310,595)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	305,000	1,169,500
Repayments of borrowings under credit facilities	(323,674)	(419,145)
Proceeds from issuance of common stock, net	—	25,767
Payments in connection with unit redemption, net	—	(25,767)
Payments in connection with tax receivable agreements	—	(4,423)
Contingent consideration paid	(45,069)	(67,735)
Payments of debt financing costs	(634)	(8,282)
Proceeds from exercise of stock options	1,559	6,186
Payments on finance lease obligations	(109)	(46)
Distributions for unitholders	(15,765)	(26,391)
Net cash provided by (used in) financing activities	(78,692)	649,664
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(140)	(568)
CHANGE IN CASH AND CASH EQUIVALENTS	(22,523)	576,349
CASH AND CASH EQUIVALENTS:
Beginning of period	65,178	65,858
End of period	$42,655	$642,207

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income excluding interest income, interest expense, income tax expense, amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, other (income) expense–net, and secondary offering expenses, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;
•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and
•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

We use Adjusted EBITDA:

•	as a measure of operating performance;
•	for planning purposes, including the preparation of budgets and forecasts;
•	to allocate resources to enhance the financial performance of our business;
•	to evaluate the effectiveness of our business strategies; and
•	as a consideration in determining compensation for certain employees.

Adjusted EBITDA does not purport to be an alternative to net income or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income, operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and
•	Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and using Adjusted EBITDA as supplemental information.

Set forth below is a reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021

		(in thousands)
Net income	$3,944	$1,849	$41,291	$9,505
Interest income	(61)	(206)	(412)	(310)
Interest expense	8,903	16,543	32,546	37,893
Income tax expense	4,405	2,678	16,512	6,038
Amortization of debt financing costs	709	1,102	2,200	2,856
Intangible amortization	37,024	46,055	108,759	133,041
Depreciation and other amortization	3,120	3,622	9,131	10,835
Non-cash equity compensation expense	5,306	5,938	15,588	24,569
Non-cash changes in fair value of estimated contingent consideration	14,280	36,243	(621)	96,241
Loss on extinguishment of borrowings	—	—	6,094	—
Other (income) expense—net	657	(312)	(25)	219
Secondary offering expenses	—	—	—	1,409
Adjusted EBITDA	$78,287	$113,512	$231,063	$322,296

Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share

We analyze our performance using Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share. Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are non-GAAP measures. We define Adjusted Net Income Excluding Tax Adjustments as net income excluding income tax expense, amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings and secondary offering expenses, if any. The calculation of Adjusted Net Income Excluding Tax Adjustments also includes adjustments to reflect a pro forma 27% income tax rate reflecting the estimated U.S. Federal, state, local and foreign income tax rates applicable to corporations in the jurisdictions we conduct business.

Adjusted Net Income Excluding Tax Adjustments Per Share is calculated by dividing Adjusted Net Income Excluding Tax Adjustments by the Adjusted Shares Outstanding. Adjusted Shares Outstanding includes: (i) the weighted average shares of Class A common stock outstanding during the periods, (ii) the weighted average incremental shares of Class A common stock related to stock options outstanding during the periods, (iii) the weighted average incremental shares of Class A common stock related to unvested Class A common stock outstanding during the periods, (iv) the weighted average incremental shares of Class A common stock related to restricted stock units outstanding during the periods, (v) the weighted average number of Focus LLC common units outstanding during the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock), (vi) the weighted average number of Focus LLC restricted common units outstanding during the periods (assuming that 100% of such Focus LLC restricted common units have been exchanged for Class A common stock) and (vii) the weighted average number of common unit equivalents of Focus LLC vested and unvested incentive units outstanding during the periods based on the closing price of our Class A common stock on the last trading day of the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock).

We believe that Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share, viewed in addition to and not in lieu of, our reported GAAP results, provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;
•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and
•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not purport to be an alternative to net income or cash flows from operating activities. The terms Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are not defined under GAAP, and Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are not a measure of net income, operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not reflect changes in, or cash requirements for, working capital needs; and
•	Other companies in the financial services industry may calculate Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share differently than we do, limiting its usefulness as a comparative measure.

In addition, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and use Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share as supplemental information.

Tax Adjustments and Tax Adjustments Per Share

Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis.

Tax Adjustments Per Share is calculated by dividing Tax Adjustments by the Adjusted Shares Outstanding.

Set forth below is a reconciliation of net income to Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share for the three and nine months ended September 30, 2020 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021
	(dollars in thousands, except per share data)
Net income	$3,944	$1,849	$41,291	$9,505
Income tax expense	4,405	2,678	16,512	6,038
Amortization of debt financing costs	709	1,102	2,200	2,856
Intangible amortization	37,024	46,055	108,759	133,041
Non-cash equity compensation expense	5,306	5,938	15,588	24,569
Non-cash changes in fair value of estimated contingent consideration	14,280	36,243	(621)	96,241
Loss on extinguishment of borrowings	—	—	6,094	—
Secondary offering expenses (1)	—	—	—	1,409
Subtotal	65,668	93,865	189,823	273,659
Pro forma income tax expense (27%) (2)	(17,730)	(25,344)	(51,252)	(73,889)
Adjusted Net Income Excluding Tax Adjustments	$47,938	$68,521	$138,571	$199,770

Tax Adjustments (3)	$9,288	$11,835	$27,398	$33,365

Adjusted Net Income Excluding Tax Adjustments Per Share	$0.63	$0.84	$1.82	$2.44
Tax Adjustments Per Share (3)	$0.12	$0.14	$0.36	$0.41

Adjusted Shares Outstanding	76,331,572	81,829,784	76,230,495	81,708,469

Calculation of Adjusted Shares Outstanding:
Weighted average shares of Class A common stock outstanding—basic (4)	48,683,580	59,940,166	47,991,831	55,978,639
Adjustments:
Weighted average incremental shares of Class A common stock related to stock options, unvested Class A common stock and restricted stock units	126,748	498,344	48,183	468,431
Weighted average Focus LLC common units outstanding (5)	21,345,923	12,609,173	21,678,326	16,263,935
Weighted average Focus LLC restricted common units outstanding (6)	—	71,374	—	71,374
Weighted average common unit equivalent of Focus LLC incentive units outstanding (7)	6,175,321	8,710,727	6,512,155	8,926,090
Adjusted Shares Outstanding	76,331,572	81,829,784	76,230,495	81,708,469

(1)	Relates to offering expenses associated with the March 2021 and June 2021 secondary offerings.

(2)	The pro forma income tax rate of 27% reflects the estimated U.S. Federal, state, local and foreign income tax rates applicable to corporations in the jurisdictions we conduct business.

(3)	Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis. As of September 30, 2021, estimated Tax Adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% income tax rate for the next 12 months is $48.3 million.

(4)	Represents our GAAP weighted average Class A common stock outstanding—basic.

(5)	Assumes that 100% of the Focus LLC common units were exchanged for Class A common stock.

(6)	Assumes that 100% of the Focus LLC restricted common units were exchanged for Class A common stock.

(7)	Assumes that 100% of the vested and unvested Focus LLC incentive units were converted into Focus LLC common units based on the closing price of our Class A common stock at the end of the respective period and such Focus LLC common units were exchanged for Class A common stock.

Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation

To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP liquidity measures on a trailing 4-quarter basis to analyze cash flows generated from our operations. We consider Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation to be liquidity measures that provide useful information to investors about the amount of cash generated by the business and are two factors in evaluating the amount of cash available to pay contingent consideration, make strategic acquisitions and repay outstanding borrowings. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation do not represent our residual cash flow available for discretionary expenditures as they do not deduct our mandatory debt service requirements and other non-discretionary expenditures. We define Adjusted Free Cash Flow as net cash provided by operating activities, less purchase of fixed assets, distributions for Focus LLC unitholders and payments under tax receivable agreements (if any). We define Cash Flow Available for Capital Allocation as Adjusted Free Cash Flow plus the portion of contingent consideration paid which is classified as operating cash flows under GAAP. The balance of such contingent consideration is classified as investing and financing cash flows under GAAP; therefore, we add back the amount included in operating cash flows so that the full amount of contingent consideration payments is treated consistently. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation are not defined under GAAP and should not be considered as alternatives to net cash from operating, investing or financing activities. In addition, Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation can differ significantly from company to company.

Set forth below is a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation for the trailing 4-quarters ended September 30, 2020 and 2021:

	Trailing 4-Quarters Ended
	September 30,
	2020	2021
	(in thousands)
Net cash provided by operating activities	$203,321	$310,742
Purchase of fixed assets	(17,405)	(13,218)
Distributions for unitholders	(21,181)	(33,083)
Payments under tax receivable agreements	—	(4,423)
Adjusted Free Cash Flow	$164,735	$260,018
Portion of contingent consideration paid included in operating activities (1)	29,334	39,690
Cash Flow Available for Capital Allocation (2)	$194,069	$299,708

(1)	A portion of contingent consideration paid is classified as operating cash outflows in accordance with GAAP, with the balance reflected in investing and financing cash outflows. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended September 30, 2020 was $0.8 million, $8.3 million, $16.4 million and $3.8 million, respectively, totaling $29.3 million for the trailing 4-quarters ended September 30, 2020. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended September 30, 2021 was $2.4 million, $5.3 million, $11.6 million and $20.4 million, respectively, totaling $39.7 million for the trailing 4-quarters ended September 30, 2021.

(2)	Cash Flow Available for Capital Allocation excludes all contingent consideration that was included in either operating, investing or financing activities of our consolidated statements of cash flows.

Supplemental Information

Economic Ownership

The following table provides supplemental information regarding the economic ownership of Focus Financial Partners, LLC as of September 30, 2021:

	September 30, 2021
	Interest	%
Economic Ownership of Focus Financial Partners, LLC Interests:
Focus Financial Partners Inc.	60,315,341	74.1%
Non-Controlling Interests (1)	21,066,239	25.9%
Total	81,381,580	100.0%

(1)	Includes 8,656,088 Focus LLC common units issuable upon conversion of the outstanding 16,233,899 vested and unvested incentive units (assuming vesting of the unvested incentive units and a September 30, 2021 period end value of the Focus LLC common units equal to $52.37) and includes 71,374 Focus LLC restricted common units.

Class A and Class B Common Stock Outstanding

The following table provides supplemental information regarding the Company’s Class A and Class B common stock:

	Q3 2021 Weighted Average Outstanding	Number of Shares Outstanding at September 30, 2021	Number of Shares Outstanding at November 1, 2021
Class A	59,940,166	60,315,341	60,333,968
Class B	12,609,173	12,338,777	12,338,777

Incentive Units

The following table provides supplemental information regarding the outstanding Focus LLC vested and unvested Incentive Units (“IUs”) at September 30, 2021. The vested IUs in future periods can be exchanged into shares of Class A common stock (after conversion into a number of Focus LLC common units that takes into account the then-current value of common units and such IUs aggregate hurdle amount), and therefore, the Company calculates the Class A common stock equivalent of such IUs for purposes of calculating per share data. The period-end share price of the Company’s Class A common stock is used to calculate the intrinsic value of the outstanding Focus LLC IUs in order to calculate a Focus LLC common unit equivalent of the Focus LLC IUs.

Hurdle Rates	Number Outstanding
$1.42	421
$5.50	798
$6.00	386
$7.00	1,081
$9.00	1,308,107
$11.00	813,001
$12.00	513,043
$13.00	540,000
$14.00	10,098
$16.00	45,191
$17.00	20,000
$19.00	527,928
$21.00	3,170,236
$22.00	836,417
$23.00	524,828
$26.26	18,750
$27.00	20,136
$27.90	1,929,424
$28.50	1,440,230
$30.48	30,000
$33.00	3,617,500
$36.64	30,000
$43.50	30,000
$44.71	806,324
16,233,899